8-K Cover

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Jon A. MacDonald General Counsel (949) 725-4790

PAUL M. HOMAN APPOINTED TO
DOWNEY FINANCIAL BOARD OF DIRECTORS

New Director Brings Extensive Banking, Turnaround and Regulatory Experience

NEWPORT BEACH, Calif., – August 21, 2008 – Downey Financial Corp. (NYSE: DSL) (“Downey”) today announced it has appointed Paul M. Homan to the Boards of Directors of Downey and Downey Savings and Loan Association, F.A. Mr. Homan’s appointment increases the size of Downey’s Board of Directors from eight to nine directors.

“We are very pleased that Paul has agreed to join the Downey Board,” said Michael Bozarth, Chairman of the Downey Board. “Given Paul’s depth of banking and regulatory experience, his expertise and insights will be tremendous assets to Downey as we address our current challenges, as well as our long-term strategy. We welcome him to our Board of Directors and look forward to his future contributions to Downey.”

“I am honored to have the opportunity to work with the entire Downey Board of Directors,” Mr. Homan said. “Downey has a long and rich history and I look forward to helping maintain its long-term commitment to its customers and its important presence in the communities it serves.”

Following 18 years as a national bank examiner with the Office of the Comptroller of the Currency and later as its senior career bank supervisor, Mr. Homan planned, restructured and successfully managed the return to financial health of five troubled banks and thrifts, four as Chief Executive Officer and one as Executive Vice President. Mr. Homan has been the Principal of Homan and Associates Inc. since 1999 where he has served as an independent financial and regulatory consultant to banks and thrifts, providing turn-around planning and expertise, mergers and acquisition analysis, strategic, capital, business planning and regulatory liaison and analysis. He has also successfully served as an organizer and director of a community development bank and as a director of a troubled thrift. Mr. Homan received a Bachelor of Arts and a Masters in Economics from the University of Nebraska.

About Downey Financial Corp.

Downey Financial Corp., headquartered in Newport Beach, California, is the parent company of Downey Savings and Loan Association, F.A., which has assets of $13.4 billion and 169 branches throughout California and five in Arizona.

For further information, contact: Jon A. MacDonald, General Counsel (949) 725-4790